Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered by and between Flotek Industries, Inc., a Delaware corporation (the “Company”), and John Gibson (“Employee”). Company and Employee are hereinafter referred to collectively as “the Parties.”

RECITALS

WHEREAS, Employee has served as the Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer and President of the Company since January 6, 2020 pursuant to that certain Employment Agreement by and between Employer and Employee, effective as of December 21, 2019 (the “Employment Agreement”);
WHEREAS, Employee’s employment with the Company has been terminated without Cause (as defined in the Employment Agreement), effective as of January 19, 2023 (the “Separation Date”);
WHEREAS, in connection with his termination of employment, Employee is deemed to have resigned from his position as a member of the Board;
WHEREAS, in order to induce Employee to execute and not revoke a release of claims in favor of the Company, Employer has agreed to provide Employee certain related compensation and benefits as set forth in this Agreement;
WHEREAS, the Parties wish to memorialize the terms of their mutual agreement regarding the Employee’s termination and to fully and finally settle and resolve any disputes between them, including any and all claims and controversies arising out of the employment relationship between the Company and Employee, any disputes regarding alleged oral promises made to Employee, any disputes regarding Employee’s post-termination benefits, and any disputes related to Employee’s equity grants that may have arisen, or which may arise, prior to or as of the date Employee signs this Agreement;
WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to Employee in connection with the ending of Employee’s employment and supersede prior agreements between the Parties, including the Employment Agreement, with respect to Employee’s post-termination benefits; and
WHEREAS, the terms and conditions described herein are part of a comprehensive agreement, each element of which is consideration for the other elements and is an integral aspect of the Agreement.
AGREEMENT

IN CONSIDERATION of the promises and mutual covenants contained in this Agreement, the Parties agree as follows:

1.Termination of Employment. Effective as of the Separation Date, Employee’s employment with the Company was terminated without Cause. As a result of such termination, Employee is also deemed to have resigned Employee’s position as a director of the Board and any other officer or director positions he holds with any of the Company’s subsidiaries or entities affiliated with the Company as of the Separation Date.

As of the Separation Date, Employee’s status as an employee of the Company and a member of the Board shall cease in their entirety. Following the Separation Date, Employee is not to hold himself out as an executive, officer, employee, member of the Board, agent, or authorized representative of the Company.

2.Healthcare Benefits. Pursuant to Section 5(e) of the Employment Agreement, the Company will allow Employee and Employee’s dependents covered by the Group Health Plan as of the Separation Date to continue coverage under the Group Health Plan until December 31, 2024. If at any time prior to January 1, 2025, the Company is unable to allow Employee or his dependents to continue to participate in the Group Health Plan, or if the Group Health Plan is terminated or no longer available, then the Company will purchase for Employee an individual policy of comparable coverage for Employee and his dependents. Employee must timely elect to continue coverage under the Company’s Group Health Plan or comparable individual policy and make premium payments to the Company in an amount equal to the premium charged by the Group Health Plan for comparable continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company will reimburse Employee for the full amount of the premiums he pays for continuation coverage or any other healthcare coverage provided pursuant to this Section 2 through December 31, 2024 (the “Benefit Continuation Payments”). After December 31, 2024, Employee will be ineligible for continuation coverage through the Company’s Group Health Plan, a comparable individual policy purchased by the Company, or COBRA continuation coverage. The Benefit Continuation Payments shall be treated as taxable income to Employee.

3.Effective Date. This Agreement, with the exception of the ADEA Release (as defined in Section 8.c) shall become effective on the date on which the Employee signs the Agreement (the “Effective Date”).

4.Departure Benefit. In consideration of Employee’s covenants and promises in this Agreement, and subject to the provisions of Section 8.d, the Company will pay Employee $1,500,000, less applicable withholdings (the “Departure Benefit”). The Departure Benefit will be reported on an IRS Form W-2 and paid to Employee in four installments with the first installment payment of $600,000 (the “ADEA Release Installment”), less applicable withholdings, being due on the ADEA Release Date (defined in Section 8.d as the 8th calendar day after Employee signs this Agreement without having revoked the ADEA Release). The remaining three installment payments of $300,000 each, less applicable withholdings, shall be made on the successive month anniversaries of the ADEA Release Date. Employee will not be entitled to the Departure Benefit if Employee fails to sign and return this Agreement. Employee acknowledges and agrees that his ongoing compliance with the terms and conditions of this Agreement and his December 22, 2019, Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement is a condition precedent to the Company’s obligation to provide each of the installment payments of the Departure Benefit. The Departure Benefit is being paid to Employee to fully and finally settle and resolve any disputes between the Parties and in lieu of any money owed to Employee based on his termination of employment under the Employment Agreement, any alleged oral promises made to Employee, or existing equity agreements between Employee and the Company. With the exception of the Departure Benefit and the Healthcare Benefits described in Section 2 herein, Employee is not entitled to any payments, wages, severance amounts, salary continuation, equity vesting, extension of equity exercise periods, bonuses, or benefits of any kind whatsoever from the Company under the Employment Agreement or otherwise as a result of the termination of Employee’s employment with the Company.

5.Attorneys’ Fees.    The Company agrees to pay or reimburse Employee for the reasonable attorneys’ fees and related expenses incurred by Employee in connection with the drafting, negotiation, and execution of this Agreement, not to exceed $35,000. Employee must submit all such invoices within one hundred twenty (120) days of the Effective Date, and the Company will pay Employee such amounts within sixty (60) days of its receipt of such invoices from Employee.

6.Forfeiture of Vested and Unvested Stock Options. Employee has previously been granted time-based vesting options to purchase up to one million (1,000,000) shares of the Company’s Common Stock (the “Time-Based Options”) pursuant to the terms of a December 22, 2019, Stand-Alone Time-Based Stock Option Award Agreement and associated Notice of Stock Option Award. Employee has also previously been granted performance-based vesting options to purchase up to two million (2,000,000) shares of the Company’s Common Stock (the “Performance-Based Options”) pursuant to the terms of a December 22, 2019, Stand-Alone Performance-Based Stock Option Award Agreement and associated Notice of Stock Option Award. As of the date Employee signs this Agreement, Employee agrees that all Time-Based Options and Performance-Based Options, whether vested or unvested, shall be forfeited.

7.Lock Up. For a period of six (6) months following the Separation Date, Employee agrees to a lock-up with respect to 250,000 of the Common Shares (the “Lock Up Shares”) held by Employee as of the Separation Date and agrees not to sell, assign, offer to sell, pledge, grant an option to purchase, dispose of, or otherwise transfer to any other person or entity any of such Lock Up Shares. The lock-up provided for in this provision does not apply to any additional Common Shares held by Employee above and beyond the 250,000 Lock Up Shares.

8.General Release.

a.Release of Employee’s Claims Against Company. In consideration of the payments and benefits provided under this Agreement, which Employee acknowledges are in addition to anything else of value to which Employee is otherwise entitled, Employee (for and on behalf of himself and each of Employee’s heirs, administrators, executors, personal representatives, beneficiaries, successors and assigns) hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former officers, directors, shareholders, managers, members, partners, employees, agents, employee benefit plans and fiduciaries, insurers, attorneys, trustees, professional employer organizations, successors and assigns (each an “Employee Released Party” and collectively, the “Employee Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, known or unknown, which Employee has had, now has, or may have against the Employee Released Parties (or any of them) from the beginning of time through the date Employee signs this Agreement, including but not limited to those relating to or arising out of Employee’s employment relationship with the Company or the end of that relationship, with the exception of (i) any claims that cannot legally be waived by private agreement (including any rights to unemployment benefits or worker’s compensation); (ii) any claims which may arise after the date Employee signs this Agreement; (iii) any claims for breach of this Agreement; and (iv) any right to seek or recover a monetary whistleblower award from a Government Agency (as defined in Section 16)  as part of a government-administered whistleblower award program for providing information directly to a Government Agency (a “Whistleblower Award”) (the claims released in this Agreement are collectively referred to as the “Employee Released Claims”). The Employee Released Claims include without limitation: (i) all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under violation of the National Labor Relations Act (to the extent permitted by law), Title VII of the Civil Rights Act, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act (excluding vested benefits), the Rehabilitation Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Fair Labor Standards Act, the Family and the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, all as amended; (ii) all claims arising under discrimination laws, and laws relating to violation of public policy, retaliation, or interference with legal rights; (iii) all claims for compensation of any type whatsoever, including but not limited to claims for wages, bonuses, commissions, incentive compensation, equity, vacation, PTO and severance; (iv) all claims arising under tort, contract and/or quasi-contract law; (v) all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements; (vi) all claims for severance benefits and payments under Employee’s Employment agreement, including any accrued unpaid base salary, any accrued but unused vacation, any incurred but unreimbursed business expenses to the extent Employee would otherwise be entitled to be reimbursed pursuant to Company policy, any other earned but unpaid compensation, vesting of Restricted Stock Units (“RSUs”) pursuant to the terms of a December 22, 2019, Stand-Alone Restricted Stock Unit Award Agreement and associated Notice of Award, vesting of any previously unvested time-based vesting options to purchase shares of the Company’s Common Stock pursuant to the terms of a December 22, 2019, Stand-Alone Time-Based Stock Option Award Agreement and associated Notice of Stock Option Award, vesting of any previously unvested performance-based vesting options to purchase shares of the Company’s Common Stock pursuant to the terms of a December 22, 2019, Stand-Alone Performance-Based Stock Option Award Agreement and associated Notice of Stock Option Award, and the extension of any period to exercise vested stock options.  For avoidance of doubt, Employee hereby waives any right to seek or recover any individual relief (including back pay, front pay, compensatory damages, punitive damages, other money damages, reinstatement, or other relief) in connection with any of the Employee Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Employee or by any other person or entity, including but not limited to any proceeding brought by the Equal Employment Opportunity Commission (“EEOC”), or any similar federal, state, or local agency or commission.  However, as stated above, Employee does not waive any right to seek or recover a Whistleblower Award directly from a government-administered whistleblower award program.

b.Release of Company’s Claims Against Employee. In consideration of the benefits provided to the Company under this Agreement, the Company, on behalf of itself and all of its predecessors, successors, and anyone claiming by, through, or on behalf of them, to the extent permissible by law hereby fully and completely releases, acquits and forever discharges Employee, his heirs, executors and assigns, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever which the Company has had, now has, or may have against Employee based on information which is known by one or more of the independent directors of the Board as of the time the Company executes this Agreement (the “Company Released Claims”).

c.Release of ADEA Claims. The Employee Released Claims include any claims Employee may have against any of the Employee Released Parties under the ADEA (the “ADEA Release”). Employee has 21 calendar days to consider this Agreement and decide whether to sign it (the “Consideration Period”). If Employee decides to sign this Agreement before the expiration of the Consideration Period, which is solely Employee’s choice, Employee represents that Employee’s decision is knowing and voluntary. Employee agrees that any revisions made to this Agreement after it was initially delivered to Employee, whether material or immaterial, does not restart the Consideration Period. The Company advises Employee to consult with an attorney prior to signing this Agreement.

d.Right to Revoke. Employee may revoke the ADEA Release within 7 calendar days after the date he signs this Agreement. The ADEA Release will not become effective or enforceable until the 8th calendar day after Employee signs this Agreement without having revoked the ADEA Release (the “ADEA Release Date”). If Employee chooses to revoke the ADEA Release, Employee must notify the Company in writing addressed to the Company’s designated agent for this purpose:

The Company:	Flotek Industries, Inc. Attn: General Counsel 10603 W. Sam Houston Pkwy. N. Suite 300 Houston, Texas 77043
With copies (which shall not constitute notice) to:	King & Spalding LLP 1180 Peachtree Street NE Atlanta, Georgia 30309 Attention: Michael W. Johnston, Esq.
Any such notice of revocation must be delivered to the Company at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the ADEA Release Date. The Parties agree the ADEA Release Installment has been allocated to the ADEA Release. If Employee revokes the ADEA Release, Employee will not be entitled to the ADEA Release Installment. The remaining $900,000 of the Departure Benefit to which Employee will be entitled will act as consideration for the remaining Employee Released Claims, promises, and covenants in this Agreement, which the Parties agree and acknowledge became binding and effective as of the Effective Date and survive if Employee revokes the ADEA Release. If Employee revokes the ADEA Release, the $900,000, less applicable withholdings, of the Departure Benefit to which he will remain entitled will be paid to Employee pursuant to Section 3 on the first second, and third month anniversaries of the date on which Employee revokes the ADEA Release.

9.Covenant Not to Sue. Except for an action challenging the validity of Employee’s release of claims under the ADEA or as otherwise provided in Section 16 below, Employee promises that Employee will not file, instigate or participate as a party or claimant in any proceeding against any of the Employee Released Parties relating to any of the Employee Released Claims. In the event Employee breaches the covenant contained in this Section 9, Employee agrees to indemnify the Employee Released Parties for all damages and expenses, including attorneys’ fees, incurred by any Employee Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 9.

10.Employee Representations and Warranties. Employee represents and warrants that Employee (a) except as provided for in this Agreement, has been properly paid for all hours worked and has received all wages, bonuses, vacation pay, expense reimbursements and any other sums due from the Company; (b) has returned all Company property in Employee’s possession or control (except as otherwise provided in Section 16) and has permanently deleted any Confidential Information (as defined in Employee’s December 22, 2019, Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement with the Company) stored on any networks, computers or information storage devices that are not owned by the Company but within Employee’s possession or control; (c) has suffered no harassment, retaliation, employment discrimination, or work-related injury or illness while employed by the Company; (d) has had the opportunity to provide the Company with written notice of any suspected unlawful or potentially unlawful activity on the part of the Company or any other Employee Released Party; (e) has not filed and/or litigated any claim, charge, suit or other action or proceeding against the Company or any other Employee Released Party other than the Charge; and (f) has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Agreement.

11.Property of the Company. Employee agrees that any and all property of the Company, including, but not limited to, the Company’s keys, books, business records, documents, customer lists, customer records employee lists, passwords, cost or pricing information, marketing information, financial information, engineering information and copies of such documents or information which has come into Employee’s possession will remain property of the Company and has previously been returned to the Company. Notwithstanding the foregoing, the Company shall transfer ownership of Employee’s Company-issued iPhone and iPad to Employee after those items have been returned to the Company and the Company removes all Company data from them.

12.Non-Disparagement. Except as otherwise provided in Section 16 below, Employee agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning the Company, its affiliates, or its respective officers, directors, employees or products that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (a) a lowered opinion of the Company or any affiliate, including a lowered opinion of any products manufactured, sold, or used by, or any services offered by the Company or any affiliate; and/or (b) a lowered opinion of the creditworthiness or business prospects of the Company or any affiliate.

13.Enforcement. The Parties acknowledge that a breach of the covenants and agreements contained in Sections 11 and 12 of this Agreement would cause irreparable damage to the parties, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, the Parties agree that if either breaches or threatens to breach any of these provisions, the non-breaching Party will be entitled to (a) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (b) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation. In any action for injunctive relief pursuant to this Section 13, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

14.Restrictive Covenant Affirmation. Employee hereby acknowledges and agrees that Employee continues to be bound by his December 22, 2019, Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement with the Company, as modified, between Employee and the Company, and that agreement, pursuant to its terms, survives Employee’s separation of employment from the Company.

15.Cooperation. To the fullest extent permitted by law, Employee will cooperate fully with the Company in the investigation, defense, or prosecution of any pending or threatened legal proceeding involving the Company or its agents, employees, officers, directors, or stockholders. Without limiting the foregoing, Employee agrees to provide truthful testimony and such other materials and assistance as the Company may reasonably request.

16.Permitted Disclosures. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, the Securities and Exchange Commission, or any other federal, state, or local governmental or law enforcement agency or commission (collectively, “Government Agencies”), or prevents Employee from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Employee is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

17.Section 409A. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

18.No Admission of Liability. Nothing in this Agreement shall be construed to be an admission by the Company of any wrongdoing or noncompliance with any federal, state, city, or local rule, ordinance, constitution, statute, contract, public policy, wage and hour law, wage payment law, tort law, common law, or any other unlawful conduct, liability, wrongdoing, or breach of any duty whatsoever. The Company specifically disclaims and denies any wrongdoing or liability to Employee.

19.Authority. Each signatory below represents and warrants that he or she has full power and authority to sign on behalf of and to legally bind to this Agreement his or her respective principal. The Parties further represent and warrant that they have the power and authority to enter into this Agreement.

20.Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

21.Consent to Personal Jurisdiction. Subject to terms and conditions of Sections 20 and 22, any suit, action or other proceeding arising out of or based upon this Agreement and any other agreement with the Company shall be brought solely and exclusively in the state courts of Harris County, Texas or the U.S. District Court for the Southern District of Texas, Houston Division.

22.Arbitration and Equitable Remedies. Employee agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.

Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall pay the legal costs and expenses of such arbitration; however, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration.

23.Joint Drafting. Each Party acknowledges that this Agreement is entirely the product of the collective joint drafting efforts of the Parties hereto, and should there be any claim of ambiguity, it shall not be construed against either Party.

24.Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the issues addressed in this Agreement, except this Agreement does not in any way affect, modify, or nullify any prior agreement Employee has entered into with the Company regarding arbitration, confidentiality, trade secrets, inventions, unfair competition, or prior restrictive covenant agreements. Employee represents that he is not relying on any other agreements or oral representations not fully expressed in this Agreement. This Agreement may not be modified, altered, or discharged except in writing signed by Employee and an authorized Company representative. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of such provision or any other provision of this Agreement

25.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company except by operation of law to Employee’s estate upon the death of Employee.

26.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

27.Counterparts and Effectiveness of Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and a signature by electronic means, PDF or facsimile shall be deemed an original for all purposes.

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EMPLOYEE /s/ John Gibson John Gibson 01/19/2023 Date	FLOTEK INDUSTRIES, INC. By: /s/ David Nierenberg David Nierenberg Independent Lead Director 01/19/2023 Date